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                                                                   Exhibit 23.1


               Independent Registered Public Accountants' Consent


To the Board of Directors and Shareholder of CITGO Petroleum Corporation:

We consent to the use of our report dated March 11, 2004, with respect to the consolidated balance sheet of CITGO Petroleum Corporation as of December 31, 2003, and the related consolidated statements of income and comprehensive income, shareholder's equity, and cash flows for the year ended December 31, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.



/s/KPMG LLP

Tulsa, Oklahoma
January 17, 2005